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                                                                      Exhibit 23







                          INDEPENDENT AUDITORS' CONSENT




The Board of Directors
Benchmark Electronics, Inc.:


We consent to the incorporation by reference in the Registration Statement on Form S-8 of Benchmark Electronics, Inc. (filed under Securities and Exchange Commission File No. 333-28997) of our report dated June 8, 2001, relating to the statements of net assets available for plan benefits of Benchmark Electronics, Inc. 401(k) Employee Savings Plan as of December 30, 2000 and December 31, 1999, and the related statement of changes in net assets available for plan benefits for the period ended December 30, 2000 and related schedule, which report appears in the December 30, 2000 annual report on Form 11-K of Benchmark Electronics, Inc. 401(k) Employee Savings Plan.

KPMG LLP


Houston, Texas
June 28, 2001